EXHIBIT 23.2

CONSENT OF KENNY H. LEE CPA GROUP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-2) and related Prospectus of Axesstel, Inc. for the registration of 4,738,835 shares of its common stock and to the incorporation by reference therein of our report dated , with respect to the consolidated financial statements of Axesstel, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Kenny H. Lee CPA Group

San Diego, California

May 4, 2004